Exhibit 99.l

August 25, 2011

Versus Capital Multi-Manager Real Estate Income Fund LLC
7100 E Belleview Ave, Suite 306
Greenwood Village, CO 80111-1632

Re:	Form N-2 Registration Statement (Registration Nos. 333-172947 and 811-22534)

Ladies and Gentlemen:

We have acted as counsel for Versus Capital Multi-Manager Real Estate Income Fund LLC, a limited liability company organized under the laws of the State of Delaware (the “Fund”), in connection with the preparation and filing of its Registration Statement on Form N-2 (File Nos. 333-172947 and 811-22534) initially filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2011 (as amended through the date hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Registration Statement relates to the registration of the offer and sale by the Fund (the “Offering”) of up to $750,000,000 of shares of beneficial interest of the Fund (the “Shares”).

In rendering the opinion set forth below, we have examined and relied upon such certificates, limited liability company records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement and (ii) the Amended and Restated Limited Liability Company Agreement of the Fund.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Fund and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by all requisite limited liability company action on the part of the Fund and, when duly delivered against payment therefor as contemplated by the Underwriting Agreement, the form of which has been filed as Exhibit 99.h(1) to the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Limited Liability Company Act of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing.  We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as Exhibit 99.1 to the Registration Statement and to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information included in the Registration Statement.  In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP

WINSTON & STRAWN LLP